CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the Registration Statement on Form S-8, of our auditor's report dated March 31, 2026 with respect to the consolidated financial statements of Lion Copper Corp. and its subsidiaries as at December 31, 2025 and for each of the years in the two- year period ended December 31, 2025, as included in the Annual Report on Form 10-K filed on March 31, 2026 (the "10-K"), and Amendment No.1 to the 10-K, filed on April 2, 2026 of Lion Copper Corp. for the year ended December 31, 2025, as filed with the Securities and Exchange Commission.

Chartered Professional Accountants

Vancouver, Canada

October 1, 2026